EXHIBIT 10(c)
2015 LONG-TERM INCENTIVE PLAN
TIME-LAPSE RESTRICTED STOCK UNIT AGREEMENT

TIME-LAPSE RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”) between Campbell Soup Company (the “Company”) and [ ] (the “Participant”), an employee of the Company, on [ ] (the “Grant Date”).

WHEREAS, the Company desires to award the Participant restricted stock units, which each represent a right to receive one share of Capital Stock, $.0375 par value of the Company (the “Restricted Stock Units”) as hereinafter provided, under the Campbell Soup Company 2015 Long-Term Incentive Plan (the “Plan”); and

WHEREAS, by accepting this award, the Participant agrees to the terms of this Agreement.

NOW, THEREFORE, in consideration of valuable considerations the legal sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Award of Restricted Stock Units. The Company hereby grants to the Participant on the Grant Date [ ] Restricted Stock Units. The Restricted Stock Units are in all respects limited and conditioned as hereinafter provided, and are subject in all respects to the Plan’s terms and conditions, as amended.

2. Restriction Period; Payment. Subject to the terms of this Agreement and the Plan and provided that the Participant remains continuously employed throughout the restriction periods set forth below, one-third (1/3) of the Restricted Stock Units shall vest per year over three years on each [ ] following the Grant Date (each a “Vesting Date”), as set forth below:

Restriction Period	Vesting Dates	Number of Restricted Stock Units
1	[ ]	[ ]
2	[ ]	[ ]
3	[ ]	[ ]

Except as otherwise provided below, the Company shall deliver to the Participant one share of the Company’s Capital Stock for each vested Restricted Stock Unit during the month following each applicable Vesting Date. Unless terminated earlier under Section 5 below, a Participant’s rights under this Agreement shall terminate with respect to each Restricted Stock Unit at the time such Restricted Stock Unit is converted into the Company’s Capital Stock.

3. Dividend Equivalent Payment. After a Vesting Date, Participant shall be paid in cash the accumulated amount equivalent to the dividends which would have been paid on the Company’s Capital Stock underlying the Restricted Stock Units to the extent the Company’s Board of Directors had approved and declared a dividend on its Capital Stock. Such dividend equivalent amount shall be paid during the month following the applicable Vesting Date. Subject to Section 5 below, the dividend equivalent payment shall be forfeited for any Restricted Stock Units terminated under Section 5.

4. Incorporation of Plan Terms. This award is subject to the terms and conditions of the Plan. Such terms and conditions of the Plan are incorporated into and made a part of this Agreement by reference. In the event of any conflicts between the provisions of this Agreement and the terms of the Plan, the terms of the Plan will control.  The Compensation and Organization Committee of the Board of Directors (the “Committee”) shall have the right to resolve all questions which may arise in connection with the Award or this Agreement, including whether a Participant is no longer actively employed and any interpretation, determination or other action made or taken by the Committee regarding the Plan or this Agreement shall be final, binding and conclusive. Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Plan unless the context clearly requires an alternative meaning.

5. Early Termination of Restricted Stock Unit; Termination of Employment. The Restricted Stock Units shall terminate and become null and void if and when the Participant ceases for any reason to be an employee of the Company or its subsidiaries, including but not limited to termination for Cause, voluntary resignation or Retirement, except as provided in below:

(a)
Retirement. If the Participant’s employment is terminated at least six (6) months following the Grant Date as a result of Retirement, the Restricted Stock Units shall continue to vest through the Vesting Dates, and the Company will deliver to the Participant, or his or her legal representative, one share of the Company’s Capital Stock for each Restricted Stock Unit vested on that date in accordance with Section 2.

(i)	For purposes of this Agreement, the following terms shall have the meanings set forth below:

A.
“Retirement” or “Retirement Eligible” means the Participant terminates, or is eligible to terminate, employment with the Company or its subsidiaries after attaining 55 years of age with at least 5 years of continuous service on or prior to the date of termination.

B.
“Total Disability” means “Total Disability” or “Totally Disabled” as that term is defined under a Company-sponsored long-term disability plan from which the Participant is receiving disability benefits and which is in effect from time to time on and after the Grant Date.

(b)
Retirement Eligible upon Total Disability or Death. If the Participant’s employment is terminated at least six (6) months following the Grant Date as a result of Total Disability, or death (provided the Participant is Retirement Eligible at the time of any such termination), the Restricted Stock Units will continue to vest through the Vesting Dates, and the Company will deliver to the Participant, or his or her legal representative, one share of the Company’s Capital Stock for each Restricted Stock Unit vested on that date in accordance with Section 2.

(c)
Not Retirement Eligible upon Total Disability or Death; Involuntary Termination. If the Participant’s employment is terminated at least six (6) months following the Grant Date: (i) as the result of the Participant’s Total Disability or death and the Participant is not Retirement Eligible; or (ii) by the Company for reasons other than Cause, the Participant shall vest on the applicable Vesting Date in a prorated portion of his or her Restricted Stock Units under this Agreement according to the following formula:

Restriction Period
1	2	3
Number of months worked from Grant Date to termination date divided by 12; multiplied by number of Restricted Stock Units originally scheduled to vest on the first Vesting Date shall vest on the first Vesting Date.

Number of months worked from Grant Date to termination date divided by 24; multiplied by number of Restricted Stock Units originally scheduled to vest on the second Vesting Date shall vest on the second Vesting Date.

Number of months worked from Grant Date to termination date divided by 36; multiplied by number of Restricted Stock Units originally scheduled to vest on the third Vesting Date shall vest on the third Vesting Date.

The Company will deliver to the Participant, or his or her legal representative, one share of the Company’s Capital Stock for each Restricted Stock Unit that vests on a Vesting Date in accordance with Section 2.

(d)
Any Termination Prior to Six-Month Anniversary of Grant Date. If a Participant ceases to be an employee of the Company for any reason before six (6) months have elapsed from the Grant Date, the Restricted Stock Unit award shall be cancelled by the Company and the Participant shall forfeit the entire award.

(e)
Integration with Severance Benefits. For U.S. participants, notwithstanding paragraphs 5(a)-(d) above, if severance is offered, eligibility for a prorated award of LTI is contingent upon the Company receiving your signed Severance Agreement & General Release. Without a signed release, all unvested units are forfeited.

For purposes of this Agreement, the terms “termination of employment,” “separation from service,” and similar references mean a separation from service within the meaning of Code Section 409A with the Company and/or any of its subsidiaries or affiliates, which includes circumstances in which the Participant is reasonably anticipated not to perform further services with the Company or its affiliates or subsidiaries.

6. Withholding of Taxes. As a condition of making any payments or issuing any shares upon vesting of the Restricted Stock Units, the Participant or other person entitled to such shares or other payment shall pay any sums required to be withheld by federal, state, local, or other applicable tax law with respect to such vesting or payment. In accordance with any procedures established by the Committee, the Participant may satisfy any required withholding payments in cash or shares (including the surrender of shares held by the Participant or those that would otherwise be issued in settlement of the award). The value of any shares surrendered or withheld shall equal the closing price on the NYSE composite tape on the tax date.

7. Limits on Transferability. Participant’s right in the Restricted Stock Units awarded under this Agreement and any interest therein may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, other than by will or by the laws of descent or distribution. Restricted Stock Units shall not be subject to execution, attachment or other process.

8. Severability. If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed so as to foster the intent of this Agreement and the Plan.

9. Compliance with Securities Laws.  Shares shall not be issued with respect to this award unless the issuance and delivery of such Shares shall comply with all relevant provisions of state and federal laws, rules and regulations, and, in the discretion of the Company, shall be further subject to the approval of counsel for the Company with respect to that compliance.

10. No Employment or Voting Rights.  Nothing contained in the Plan or this Agreement shall give any employee the right to be retained in the employment of any member of the Company or affect the right of any such employer to terminate any employee. The Participant shall have no voting rights with respect to the Company’s stock units.

11. Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall acquire any rights hereunder in accordance with this Agreement or the Plan.

12. Internal Revenue Code Section 409A. This Agreement shall be interpreted, operated, and administered in a manner so as not to subject Participant to the assessment of additional taxes or interest under Code section 409A to the extent such Participant or any payment under this Agreement is subject to U.S. tax laws, and this Agreement shall be amended as the Company, in its sole discretion, determines is necessary and appropriate to avoid the application of any such taxes or interest.

13. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

14. Entire Agreement. The terms of the Plan and this Agreement when accepted by Participant will constitute the entire agreement with respect to the subject matter hereof. This Agreement supersedes any prior agreements, representations or promises of the parties relating to the subject matter hereof.

15. Governing Law; Jurisdiction. This Agreement shall be construed in accordance with, and its interpretation shall otherwise be governed by, New Jersey law. Each party irrevocably agrees that any legal proceeding arising out of, or relating to the subject matter of, this Agreement shall be brought in the Superior Court of New Jersey in Camden County or the United States District Court for the District of New Jersey located in Camden, New Jersey. Each party irrevocably consents to such jurisdiction and venue.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized executive all as of the day and year first above written.

CAMPBELL SOUP COMPANY

By: _______________________________________
Robert W. Morrissey
Senior Vice President and Chief Human
Resources Officer